EXHIBIT 4.5

                       INSIDER PLEDGE AND ESCROW AGREEMENT

      THIS INSIDER PLEDGE AND ESCROW AGREEMENT (the "Agreement") is made and entered into as of October 6, 2005 (the "Effective Date") by and among MICHAL YOUNG (the "Pledgor"), CORNELL CAPITAL PARTNERS, LP (the "Pledgee"), SENSOR SYSTEM SOLUTIONS, INC., a Nevada corporation (the "Company"), and DAVID GONZALEZ, ESQ., as escrow agent ("Escrow Agent").

                                    RECITALS:

      WHEREAS, the Company shall issue and sell to the Pledgee, as provided in the Securities Purchase Agreement of even date herewith between the Company and the Pledgee (the "Securities Purchase Agreement"), and the Pledgee shall purchase up to Six Hundred Thousand Dollars ($600,000) of secured convertible debentures (the "Convertible Debentures"), which shall be convertible into shares of the Company's common stock, par value $0.01 per share (the "Common Stock") (as converted, the "Conversion Shares");

      WHEREAS, to induce the Pledgee to enter into the transaction contemplated by the Securities Purchase Agreement, the Convertible Debentures, the Investor Registration Rights Agreement of even date herewith between the Company and the Pledgee (the "Investor Registration Rights Agreement"), the Pledge and Escrow Agreement of even date herewith among the Company, the Pledgee and the Escrow Agent (the "Pledge Agreement"), the Escrow Agreement of even date herewith among the Company, the Pledgee, and the Escrow Agent (the "Escrow Agreement"), and the Irrevocable Transfer Agent Instructions among the Company, the Pledgee, Worldwide Stock Transfer, LLC, and the Escrow Agent (the "Transfer Agent Instructions") (collectively referred to as the "Transaction Documents"), the Pledgor has agreed to irrevocably pledge to the Pledgee Ten Million Seventy-Five Thousand Three Hundred Fifty Seven (10,075,357)) shares (the "Pledged Shares") of Common Stock beneficially owned by the Pledgor in accordance with this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants, agreements, warranties, and representations herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                              TERMS AND CONDITIONS

      1. Obligations Secured. The obligations secured hereby are any and all obligations of the Company now existing or hereinafter incurred to the Pledgee, whether oral or written and whether arising before, on or after the date hereof including, without limitation, those obligations of the Company to the Pledgee under the Transaction Documents and any other amounts now or hereafter owed to the Pledgee by the Company thereunder (collectively, the "Obligations").

      2. Pledge and Transfer of Pledged Shares. The Pledgor hereby grants to Pledgee an irrevocable, first priority security interest in all Pledged Shares as security for the Company's Obligations. Simultaneously with the execution of the Transaction Documents, the Pledgor shall deliver to the Escrow Agent stock certificates made out in favor of the Pledgor representing the Pledged Shares, together with duly executed stock powers or other appropriate transfer documents with medallion bank guarantees and executed in blank by the Pledgor (the "Transfer Documents"), and such stock certificates and Transfer Documents shall be held by the Escrow Agent until the full payment of all Obligations due to the Pledgee, including the repayment of all amounts owed by the Company to the Pledgee under the Convertible Debentures (whether outstanding principal, interest, legal fees, or any other amounts owed to the Pledgee by the Company).

      3. Rights Relating to Pledged Shares. Upon the occurrence of an Event of Default (as defined herein), the Pledgee shall be entitled to vote the Pledged Shares, receive dividends and other distributions thereon, and enjoy all other rights and privileges incident to the ownership of the number of Pledged Shares actually released from escrow in accordance with Section 6.1 hereof.

      4. Release of Pledged Shares from Pledge. Upon the full payment of all Obligations due to the Pledgee under the Transaction Documents, including the repayment of all amounts owed by the Company to the Pledgee under the Convertible Debentures (whether outstanding principal, interest, legal fees, and any other amounts owed to the Pledgee by the Company), the parties hereto shall notify the Escrow Agent to such effect in writing. Promptly upon receipt of such written notice, the Escrow Agent shall return to the Pledgor the Transfer Documents and the certificates representing the Pledged Shares (collectively the "Pledged Materials"), whereupon any and all rights of Pledgee in the Pledged Materials shall be terminated.

      5. Event of Default. An "Event of Default" shall be deemed to have occurred under this Agreement upon an Event of Default under the Convertible Debentures.

      6. Remedies.

            (a) Upon and anytime after the occurrence of an Event of Default, the Pledgee shall have the right to provide written notice of such Event of Default (the "Default Notice") to the Escrow Agent, with a copy to the Pledgor. As soon as practicable after receipt of the Default Notice, the Escrow Agent shall deliver to Pledgee the Pledged Materials held by the Escrow Agent hereunder. Upon receipt of the Pledged Materials, the Pledgee shall have the right to (i) sell the Pledged Shares and to apply the proceeds of such sales, net of any selling commissions, to the Obligations owed to the Pledgor by the Company under the Transaction Documents, including, without limitation, outstanding principal, interest, legal fees, and any other amounts owed to the Pledgee, and exercise all other rights and (ii) any and all remedies of a secured party with respect to such property as may be available under the Uniform Commercial Code as in effect in the State of New Jersey. To the extent that the net proceeds received by the Pledgee are insufficient to satisfy the Obligations in full, the Pledgee shall be entitled to a deficiency judgment against the Pledgor or the Company for such amount. The Pledgee shall have the absolute right to sell or dispose of the Pledged Shares in any manner it sees fit and shall have no liability to the Pledgor, the Company or any other party for selling or disposing of such Pledged Shares even if other methods of sales or dispositions would or allegedly would result in greater proceeds than the method actually used. The Escrow Agent shall have the absolute right to disburse the Pledged Shares to the Pledgee in batches not to exceed 9.9% of the outstanding capital of the Company (which limit may be waived by the Pledgee providing not less than 65 days' prior written notice to the Escrow Agent). The Pledgee shall return any Pledged Shares released to it and remaining after the Pledgee has applied the net proceeds to all amounts owed to the Pledgee.


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            (b) Each right, power and remedy of the Pledgee provided for in this
Agreement or any other Transaction Document shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by the Pledgee of any one or more of the rights, powers or remedies provided for in this Agreement or any other Transaction Document or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the Pledgee of all such other rights, powers or remedies, and no failure or delay on the part of the Pledgee to exercise any such right, power or remedy shall operate as a waiver thereof. No notice to or demand on the Pledgor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Pledgee to any other further action in any circumstances without demand or notice. The Pledgee shall have the full power to enforce or to assign or contract is rights under this Agreement to a third party.

      7. Representations, Warranties and Covenants.

            (a) The Pledgor represents, warrants and covenants that:

                  (i) Pledgor is, and at the time when pledged hereunder will be, the legal, beneficial and record owner of, and has (and will have) good and valid title to, all Pledged Shares pledged hereunder, subject to no pledge, lien, mortgage, hypothecation, security interest, charge, option or other encumbrance whatsoever;

                  (ii) Pledgor has full power, authority and legal right to pledge all the Pledged Shares pledged pursuant to this Agreement; and

            (b) all the Pledged Shares have been duly and validly issued, are fully paid and non-assessable and are subject to no options to purchase or similar rights.

            (c) The Pledgor covenants and agrees to take all reasonable steps to defend the Pledgee's right, title and security interest in and to the Pledged Shares and the proceeds thereof against the claims and demands of all persons whomsoever (other than the Pledgee and the Escrow Agent); and the Pledgor covenants and agrees that it will have like title to and right to pledge any other property at any time hereafter pledged to the Pledgee as Collateral hereunder and will likewise take all reasonable steps to defend the right thereto and security interest therein of the Pledgee.

            (d) The Pledgor covenants and agrees to take no action which would violate or be inconsistent with any of the terms of any Transaction Document, or which would have the effect of impairing the position or interests of the Pledgee under any Transaction Document.

            (e) The Pledgor represents, warrants and covenants that (i) the Pledgor has been the beneficial owner of the Pledged Shares for a period of not less than eight (8) months as computed in accordance with Rule 144(d) promulgated under the Securities Act of 1933, as amended, and (ii) this Agreement is made with recourse. Upon an Event of Default, the Pledgee shall be deemed to have acquired the Pledged Shares on the date they were acquired by the Pledgor. The Pledgor is an "affiliate" of the Company, as such term is defined in Rule 144(a) promulgated under the Securities Act of 1933, as amended.


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

      8. Concerning the Escrow Agent.

            (a) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no implied duties or obligations shall be read into this Agreement against the Escrow Agent.

            (b) The Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instructions in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner, and execution, or validity of any instrument deposited in this escrow, nor as to the identity, authority, or right of any person executing the same; and its duties hereunder shall be limited to the safekeeping of such certificates, monies, instruments, or other document received by it as such escrow holder, and for the disposition of the same in accordance with the written instruments accepted by it in the escrow.

            (c) Pledgee and the Pledgor hereby agree, to defend and indemnify the Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits, or proceedings at law or in equity, or any other expenses, fees, or charges of any character or nature which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in connection therewith, to indemnify the Escrow Agent against any and all expenses, including attorneys' fees and costs of defending any action, suit, or proceeding or resisting any claim (and any costs incurred by the Escrow Agent pursuant to Sections 6.4 or 6.5 hereof). The Escrow Agent shall be vested with a lien on all property deposited hereunder, for indemnification of attorneys' fees and court costs regarding any suit, proceeding or otherwise, or any other expenses, fees, or charges of any character or nature, which may be incurred by the Escrow Agent by reason of disputes arising between the makers of this escrow as to the correct interpretation of this Agreement and instructions given to the Escrow Agent hereunder, or otherwise, with the right of the Escrow Agent, regardless of the instructions aforesaid, to hold said property until and unless said additional expenses, fees, and charges shall be fully paid. Any fees and costs charged by the Escrow Agent for serving hereunder shall be paid by the Pledgor.

            (d) If any of the parties shall be in disagreement about the interpretation of this Agreement, or about the rights and obligations, or the propriety of any action contemplated by the Escrow Agent hereunder, the Escrow Agent may, at its sole discretion deposit the Pledged Materials with the Clerk of the United States District Court of New Jersey, sitting in Newark, New Jersey, and, upon notifying all parties concerned of such action, all liability on the part of the Escrow Agent shall fully cease and terminate. The Escrow Agent shall be indemnified by the Pledgor, the Company and Pledgee for all costs, including reasonable attorneys' fees in connection with the aforesaid proceeding, and shall be fully protected in suspending all or a part of its activities under this Agreement until a final decision or other settlement in the proceeding is received.

            (e) The Escrow Agent may consult with counsel of its own choice (and the costs of such counsel shall be paid by the Pledgor and Pledgee) and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The Escrow Agent shall not be liable for any mistakes of fact or error of judgment, or for any actions or omissions of any kind, unless caused by its willful misconduct or gross negligence.


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

            (f) The Escrow Agent may resign upon ten (10) days' written notice to the parties in this Agreement. If a successor Escrow Agent is not appointed within this ten (10) day period, the Escrow Agent may petition a court of competent jurisdiction to name a successor.

      9. Conflict Waiver. The Pledgor hereby acknowledges that the Escrow Agent is general counsel to the Pledgee, a partner in the general partner of the Pledgee, and counsel to the Pledgee in connection with the transactions contemplated and referred herein. The Pledgor agrees that in the event of any dispute arising in connection with this Agreement or otherwise in connection with any transaction or agreement contemplated and referred herein, the Escrow Agent shall be permitted to continue to represent the Pledgee and the Pledgor will not seek to disqualify such counsel and waives any objection Pledgor might have with respect to the Escrow Agent acting as the Escrow Agent pursuant to this Agreement.

      10. Notices. Unless otherwise provided herein, all demands, notices, consents, service of process, requests and other communications hereunder shall be in writing and shall be delivered in person or by overnight courier service, or mailed by certified mail, return receipt requested, addressed:

If to the Company, to:          Sensor System Solutions, Inc.
                                45 Parker Avenue, Suite A
                                Irvine, CA 92618
                                Attention: Michael Young, CEO
                                Telephone: (949) 855-6688
                                Facsimile: (949) 855-6685

With a copy to:                 Kirkpatrick & Lockhart Nicholson Graham, LLP
                                201 South Biscayne Boulevard, Suite 2000
                                Miami, Florida 33131
                                Attention: Clayton E. Parker, Esq.
                                Telephone: (305) 539-3306
                                Facsimile: (305) 328-7095

If to the Pledgee:              Cornell Capital Partners LP
                                101 Hudson Street, Suite 3700
                                Jersey City, NJ 07302
                                Attention: Mark A. Angelo
                                Telephone: (201) 985-8300
                                Facsimile: (201) 985-8744

With copy to:                   Cornell Capital Partners, LP
                                101 Hudson Street, Suite 3700
                                Jersey City, NJ 07302
                                Attention: David Gonzalez, Esq.
                                Telephone: (201) 985-8300
                                Facsimile: (201) 985-1964


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

If to the Pledgor, to:          Michael Young
                                17 Utah
                                Irvine, CA 92618
                                Telephone: (949)559-1738

Any such notice shall be effective (a) when delivered, if delivered by hand delivery or overnight courier service, or (b) five (5) days after deposit in the United States mail, as applicable.

      11. Binding Effect. All of the covenants and obligations contained herein shall be binding upon and shall inure to the benefit of the respective parties, their successors and assigns.

      12. Governing Law; Venue; Service of Process. The validity, interpretation and performance of this Agreement shall be determined in accordance with the laws of the State of New Jersey applicable to contracts made and to be performed wholly within that state except to the extent that Federal law applies. The parties hereto agree that any disputes, claims, disagreements, lawsuits, actions or controversies of any type or nature whatsoever that, directly or indirectly, arise from or relate to this Agreement, including, without limitation, claims relating to the inducement, construction, performance or termination of this Agreement, shall be brought in the state superior courts located in Hudson County, New Jersey or Federal district courts located in Newark, New Jersey, and the parties hereto agree not to challenge the selection of that venue in any such proceeding for any reason, including, without limitation, on the grounds that such venue is an inconvenient forum. The parties hereto specifically agree that service of process may be made, and such service of process shall be effective if made, pursuant to Section 8 hereto.

      13. Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

      14. Remedies Cumulative. No remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute, or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

      15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

      16. No Penalties. No provision of this Agreement is to be interpreted as a penalty upon any party to this Agreement.


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

      17. JURY TRIAL. EACH OF THE PLEDGEE AND THE PLEDGOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT WHICH IT MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED HEREON, OR ARISING OUT OF, UNDER OR IN ANY WAY CONNECTED WITH THE DEALINGS BETWEEN PLEDGEE AND PLEDGOR, THIS PLEDGE AND ESCROW AGREEMENT OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

                   [REMAINDER OF PAGE INTENTIALLY LEFT BLANK]


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      IN WITNESS WHEREOF, the parties hereto have duly executed this Insider
Pledge and Escrow Agreement as of the date first above written.


                                        CORNELL CAPITAL PARTNERS, LP

                                        By:    Yorkville Advisors, LLC
                                        Its:   General Partner

                                        By:
                                            ------------------------------------
                                        Name:  Mark Angelo
                                        Title: Portfolio Manager


                                        MICHAEL YOUNG

                                        By:
                                            ------------------------------------
                                        Name:  Michael Young


                                        SENSOR SYSTEM SOLUTIONS, INC.

                                        By:
                                            ------------------------------------
                                        Name:  Michael Young
                                        Title: Chief Executive Officer


                                        ESCROW AGENT

                                        By:
                                            ------------------------------------
                                        Name:  David Gonzalez, Esq.


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      FOR VALUE RECEIVED, the Pledgor hereby unconditionally and absolutely guarantees the Company's Obligations (as defined above). This Agreement is made with recourse.

      By:
          ------------------------------------
      Name: Michael Young


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